                                                                    EXHIBIT 10.4






                             INITIAL PUBLIC OFFERING
                                       AND
                             DISTRIBUTION AGREEMENT





                                 BY AND BETWEEN

                           CONTINENTAL AIRLINES, INC.

                                       AND

                            EXPRESSJET HOLDINGS, INC.








                        Dated as of __________ __, 2001,

                                TABLE OF CONTENTS


1.    Definitions.........................................................................................2


2.    The Initial Public Offering and the Distribution....................................................8

   2.1      The Initial Public Offering...................................................................8
   2.2      The Distribution..............................................................................8
   2.3      Certain Stockholder Matters...................................................................9
   2.4      Further Assurances Regarding the Distribution.................................................9
   2.5      Abandonment of the Distribution...............................................................10

3.    Expenses............................................................................................10

   3.1      General.......................................................................................10
   3.2      Certain Expenses Relating to the Initial Public Offering......................................10
   3.3      Certain Expenses Relating to the Distribution.................................................10

4.    Covenants to Preserve Tax-free Status of the Distribution...........................................10

   4.1      Restrictions on Holdings......................................................................11
   4.2      Cooperation and Other Covenants...............................................................12
   4.3      Indemnification For Tax Liabilities...........................................................14
   4.4      Procedure for Indemnification for Tax Liabilities.............................................15
   4.5      Arbitration...................................................................................16
   4.6      Exclusive Remedies............................................................................16

5.    Certain Other Covenants.............................................................................17

   5.1      Financial and Other Information...............................................................17
   5.2      Other Covenants...............................................................................23
   5.3      Covenant Regarding Continental Preferred Stock................................................23

6.    Indemnification.....................................................................................23

   6.1      Indemnification by Holdings...................................................................23
   6.2      Indemnification by Continental................................................................24
   6.3      Other Liabilities.............................................................................24
   6.4      Tax Effects of Indemnification................................................................25
   6.5      Effect of Insurance Upon Indemnification......................................................25
   6.6      Procedure for Indemnification Involving Third-party Claims....................................26
   6.7      Procedure for Indemnification Not Involving Third-Party Claims................................27
   6.8      Exclusive Remedies............................................................................27

7.    Miscellaneous.......................................................................................27

   7.1      Survival......................................................................................27
   7.2      Complete Agreement............................................................................27
   7.3      Authority.....................................................................................28
   7.4      Governing Law.................................................................................28
   7.5      Consent to Exclusive Jurisdiction.............................................................28
   7.6      Notices.......................................................................................28

   7.7      Amendment and Modification....................................................................29
   7.8      Binding Effect; Assignment....................................................................29
   7.9      Third Party Beneficiaries.....................................................................29
   7.10     Counterparts..................................................................................29
   7.11     Waiver........................................................................................30
   7.12     Severability..................................................................................30
   7.13     Remedies......................................................................................30
   7.14     Performance...................................................................................30
   7.15     References; Construction......................................................................30



Exhibits

Agreements Subject to Section 5.2(c)......................................................................Exhibit A

               INITIAL PUBLIC OFFERING AND DISTRIBUTION AGREEMENT


         This INITIAL PUBLIC OFFERING AND DISTRIBUTION AGREEMENT (this "Agreement") is made and entered into as of _________ __, 2001, by and between Continental Airlines, Inc., a Delaware corporation ("Continental"), and ExpressJet Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Continental ("Holdings"). Certain capitalized terms used herein are defined in Section 1 of this Agreement.

         WHEREAS, Continental has contributed all of the outstanding capital stock of ExpressJet to Holdings (the "Contribution"), which Contribution was made in order to provide for more efficient administration of current and prospective businesses, to provide for possible expansion and diversification into other areas, to provide potential state tax efficiency and benefits, and to provide for greater flexibility of business operations;

         WHEREAS, Continental owns all of the issued and outstanding Holdings common stock;

         WHEREAS, Holdings has previously filed the IPO Registration Statement with the SEC but it has not yet become effective;

         WHEREAS, Continental intends to enter into an Exchange Agreement ("Exchange Agreement") with Salomon Smith Barney Inc. ("SSB") prior to consummation of the Initial Public Offering pursuant to which SSB would exchange debt obligations of Continental held by SSB for shares of Class A Common Stock owned by Continental (the "Exchange");

         WHEREAS, the parties currently contemplate that, reasonably promptly following the execution of this Agreement, Holdings shall consummate the Initial Public Offering;

         WHEREAS, immediately following the consummation of the Exchange and the Initial Public Offering, Continental shall own more than 80% of the voting power of the outstanding Holdings Capital Stock;

         WHEREAS, concurrently with the execution of this Agreement, Continental and Holdings are entering into the Registration Rights Agreement;

         WHEREAS, Continental intends, soon after the six-month anniversary of consummation of the Initial Public Offering, to distribute to holders of shares of Continental Common Stock, through a spin-off, the outstanding shares of Holdings Common Stock then owned directly or indirectly by Continental;

         WHEREAS, the parties intend that the Contribution, the Exchange and the Distribution all are part of a single plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) and that this Agreement evidences that plan;

         WHEREAS, the Distribution is intended to qualify as a tax-free spin-off under Section 355 of the Code; and

         WHEREAS, the parties intend in this Agreement to set forth the principal arrangements between them regarding the Exchange, the Initial Public Offering and the Distribution;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

         1. Definitions. As used in this Agreement, the following terms shall have the following definitions:

         "Abandonment Notice" has the meaning set forth in Section 2.5.

         "Active Trade or Business" means the active conduct of the trade or business (as defined in Section 355(b)(2) of the Code) conducted indirectly by Holdings as a result of its ownership of the stock of ExpressJet immediately prior to the Distribution Date.

         "Affiliate" means a Holdings Affiliate or a Continental Affiliate, as the case may be.

         "Agreement" has the meaning set forth in the Preamble.

         "Annual Financial Statements" has the meaning set forth in Section 5.1(a)(vi).

         "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday unless such day shall be a day when financial institutions in New York, New York or Houston, Texas are authorized by law to close.

         "Class A Common Stock" means the Class A common stock, par value $.01 per share, of Holdings.

         "Class B Common Stock" means the Class B common stock, par value $.01 per share, of Holdings.

         "Claim" has the meaning set forth in Section 6.7.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, together with the rules and regulations promulgated thereunder.

         "Continental" has the meaning set forth in the Preamble.

         "Continental Affiliate" means a Person that, after giving effect to the Distribution, directly or indirectly through one or more intermediaries, is Controlled by Continental.

         "Continental Annual Statements" has the meaning set forth in Section 5.1(b)(ii).

         "Continental's Auditors" has the meaning set forth in Section
5.1(b)(ii).

         "Continental Business" means any business or operations of Continental or any Continental Affiliates.

         "Continental Common Stock" means the Class B common stock, par value $0.01 per share, of Continental.

         "Continental Determination" means, with respect to any transaction otherwise prohibited by Section 4.1, a determination by Continental as to whether the consummation of such transaction would jeopardize the Tax-Free Status of the Distribution.

         "Continental Disclosure Portions" means all material set forth in, or incorporated by reference into, either the IPO Registration Statement or the Distribution Registration Statement, as applicable, to the extent relating exclusively to (i) Continental and the Continental Affiliates, (ii) the Continental Business, (iii) Continental's intentions with respect to the Distribution or (iv) the terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution.

         "Continental Public Filings" has the meaning set forth in Section 5.1(a)(xiii).

         "Continental Transfer Agent" means Mellon Investor Services LLC, in its capacity as the transfer agent and registrar for the Continental Common Stock, or a successor transfer agent and registrar.

         "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "CPR Rules" means the Rules for Non-Administered Arbitration of Business Disputes promulgated by the Center for Public Resources, as in effect on the date hereof.

         "Dispute Notice" means written notice of any dispute between Continental and Holdings arising out of or relating to this Agreement, which shall set forth, in reasonable detail, the nature of the dispute.

         "Distribution" means the distribution of Holdings Common Stock by Continental after the Initial Public Offering that has the effect that all shares of Holdings Common Stock held by Continental are distributed to Continental stockholders, whenever such transaction shall occur.

         "Distribution Date" means any date determined by Continental, in its sole and absolute discretion, to be the date on which shares of Holdings Common Stock held by Continental are distributed in connection with the Distribution.

         "Distribution Registration Statement" means any and all registration statements, information statements or other documents filed by any party with the SEC in connection with any transaction constituting part of the Distribution, in each case as supplemented or amended from time to time.

         "Exchange" has the meaning set forth in the recitals.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, together with the rules and regulations promulgated thereunder.

         "Exchange Agreement" has the meaning set forth in the recitals.

         "ExpressJet" means ExpressJet Airlines, Inc., a wholly owned subsidiary of Holdings.

         "Favorable Continental Determination" means, with respect to any transaction otherwise prohibited by Section 4.1, a determination by Continental that the consummation of such transaction would not jeopardize the Tax-Free Status of the Distribution.

         "GAAP" means generally accepted accounting principles, consistently applied.

         "Holdings" has the meaning set forth in the Preamble.

         "Holdings Affiliate" means a Person that, after giving effect to the Distribution, directly or indirectly through one or more intermediaries, is Controlled by Holdings.

         "Holdings' Auditors" has the meaning set forth in Section 5.1(b)(i).

         "Holdings Business" means any business or operations of Holdings or any Holdings Affiliates, including, in all cases, any predecessor entities.

         "Holdings Capital Stock" means all classes or series of capital stock of Holdings.

         "Holdings Common Stock" means the Class A Common Stock and the Class B Common Stock.

         "Holdings Public Documents" has the meaning set forth in Section 5.1(a)(ix).

         "Holdings Transfer Agent" means Mellon Investor Services LLC, in its capacity as the transfer agent and registrar for the Holdings Common Stock, or a successor transfer agent and registrar.

         "Holdings Underwriting Agreement" means the Underwriting Agreement to be entered into by Holdings and the underwriters in connection with the offering of Class A Common Stock by Holdings in the Initial Public Offering.

         "Indemnifying Party" means a Person that is obligated to provide indemnification under this Agreement.

         "Indemnitee" means a Person that is entitled to seek indemnification under this Agreement.

         "Indemnity Payment" means an amount that an Indemnifying Party is required to pay to an Indemnitee under this Agreement.

         "Initial Public Offering" means the initial public offering of shares of Class A Common Stock as contemplated by the IPO Registration Statement.

         "Insurance Proceeds" means the payment received by an insured from an insurance carrier or paid by an insurance carrier on behalf of the insured, net of any applicable premium adjustment and tax effect.

         "IPO Registration Statement" means the Registration Statement on Form S-1, Registration No. 333-64808 of Holdings, as supplemented and amended from time to time.

         "IRS" means Internal Revenue Service of the U.S. Department of Treasury or any successor agency.

         "Losses" means all losses, liabilities, claims, obligations, demands, judgments, damages, dues, penalties, assessments, fines (civil or criminal), costs, liens, expenses, forfeitures, settlements, or fees, reasonable attorneys' fees and court costs, of any nature or kind, whether or not the same would properly be reflected on a balance sheet, and "Loss" means any of these.

         "Negotiation Period" means the period of 20 Business Days following the initial meeting of the representatives of Continental and Holdings following the receipt of a Dispute Notice.

         "Notice" means any notice, request, claim, demand, or other communication under this Agreement.

         "Person" means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, any other form of business or professional entity or any governmental entity or any department, agency or political subdivision thereof.

         "Pre-Distribution Period" means the period of time from the date hereof until the Distribution Date.

         "Proposed Acquisition Transaction" means a transaction or series of transactions as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from Holdings or one or more holders of outstanding shares of Holdings Capital Stock, a number of shares of Holdings Capital Stock that would, when combined with the number of shares of Holdings Capital Stock sold pursuant to the Initial Public Offering, comprise 50% or more of (A) the value of all outstanding shares of Holdings Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of Voting Stock of Holdings as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.

         "Quarterly Financial Statements" has the meaning set forth in Section 5.1(a)(v).

         "Registration Rights Agreement" means the Registration Rights Agreement to be entered into between Continental and Holdings concurrently with the execution and delivery of this Agreement.

         "Regulation S-K" means Regulation S-K of the General Rules and Regulations promulgated by the SEC.

         "Regulation S-X" means Regulation S-X of the General Rules and Regulations promulgated by the SEC.

         "Representation Date" means any date on which Holdings makes any representation (i) to the IRS or to counsel selected by Continental for the purpose of obtaining a Subsequent Tax Opinion or Subsequent Tax Ruling, or (ii) to Continental for the purpose of any Continental Determination made pursuant to
Section 4.1.

         "Representation Letters" means the representation letters and any other materials (including, without limitation, the ruling request and the related supplemental submissions to the IRS) delivered or deliverable by Continental and others in connection with the rendering by Tax Counsel and the issuance by the IRS of the Tax Opinions/Rulings, which to the extent related to Holdings shall be in form and substance reasonably satisfactory to Holdings.

         "Representative" means, with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

         "Request" has the meaning set forth in Section 6.7.

         "SEC" means the United States Securities and Exchange Commission or any successor agency.

         "Securities Act" means the Securities Act of 1933, as amended from time to time, together with the rules and regulations promulgated thereunder.

         "Separate Counsel" has the meaning set forth in Section 6.6(b).

         "SSB" has the meaning set forth in the recitals.

         "SSB Underwriting Agreement" means the Underwriting Agreement to be entered into by Holdings, SSB and Salomon Smith Barney Inc., as sole underwriter, in connection with the offering of Class A Common Stock by SSB in the Initial Public Offering.

         "Subsequent Tax Opinion" means an opinion of counsel selected by Continental, in its sole and absolute discretion, confirming, in form and substance reasonably satisfactory to Continental, that, as a consequence of the consummation of the transaction subject to such opinion, no income, gain or loss for U.S. federal income tax purposes will be recognized by Continental, the stockholders or former stockholders of Continental, or any Continental Affiliate with respect to the Distribution.

         "Subsequent Tax Ruling" means an IRS private letter ruling confirming, in form and substance reasonably satisfactory to Continental, that, as a consequence of the consummation of the transaction subject to such ruling, no income, gain or loss for U.S. federal income tax purposes will be recognized by Continental, the stockholders or former stockholders of Continental, or any Continental Affiliate with respect to the Distribution.

         "Subsidiary" means with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries Controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote with respect to the election of members to the board of directors or similar governing body; provided, however, that for the purposes of this Agreement, neither Holdings nor any of the Subsidiaries of Holdings shall be deemed to be Subsidiaries of Continental or of any of the Subsidiaries of Continental.

         "Tax" means (i) any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on, minimum, estimated, or other tax, assessment, or governmental charge of any kind whatsoever imposed by any governmental authority, including any interest, penalty, or addition thereto, whether disputed or not; (ii) liability for the payment of any amounts of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto; and (iii) liability for the payment of any amounts of the type described in clause (i) above as a result of any Holdings or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

         "Tax Agreement" means the Tax Agreement between Continental and Holdings, dated as of ______________, 2001, as amended from time to time.

         "Tax Control" means the definition of "control" set forth in Section 368(c) of the Code (or in any successor statute or provision), as such definition may be amended from time to time.

         "Tax Counsel" means the law firm of Vinson & Elkins L.L.P., or another law firm as determined by Continental.

         "Tax-Free Status of the Distribution" means the nonrecognition of taxable income, gain or loss for U.S. federal income tax purposes to Continental, Continental Affiliates and Continental's stockholders in connection with the Distribution.

         "Tax Opinions/Rulings" means the opinions of Tax Counsel and the rulings by the IRS deliverable to Continental in connection with the Distribution.

         "Tax-Related Losses" means (i) all federal, state and local Taxes (calculated without the benefit of any tax net operating losses or tax credits but including assessed interest and penalties) incurred in connection with any settlement, final determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such taxes; and (iii) all costs and expenses that may result from adverse tax consequences to Continental or Continental's stockholders (including all costs, expenses and damages associated with stockholder litigation or controversies) payable by Continental or Continental Affiliates.

         "Third-Party Claim" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person other than Continental or any Continental Affiliate or Holdings or any Holdings Affiliate which gives rise to a right of indemnification hereunder.

         "Value" means with respect to any trade or business (or portion thereof), the fair market value of the assets constituting such trade or business, less the current liabilities associated with such trade or business, in each case determined as of the Distribution Date.

         "Voting Stock" means with respect to any Person, all classes and series of the capital stock of such Person entitled to vote generally in the election of directors.

         2. The Initial Public Offering and the Distribution.

         2.1 The Initial Public Offering. Holdings shall (i) consult with, and cooperate in all respects with, Continental in connection with the pricing of the Class A Common Stock to be offered in the Initial Public Offering, (ii) at Continental's direction, execute and deliver the Holdings Underwriting Agreement and the SSB Underwriting Agreement, each in such form and substance as is reasonably satisfactory to Continental and (iii) at Continental's direction, promptly take any and all actions necessary or desirable to consummate the Exchange and the Initial Public Offering as contemplated by the IPO Registration Statement, the Exchange Agreement, the Holdings Underwriting Agreement and the SSB Underwriting Agreement.

         2.2 The Distribution. Continental intends, soon after the six-month anniversary of the consummation of the Initial Public Offering, to engage in a Distribution by means of a spin-off of all shares of Holdings Common Stock that Continental owns to its stockholders. Subject to receipt of an adequate Tax Opinion/Ruling, Continental shall, in its sole and absolute discretion, determine whether to proceed with all or any part of a Distribution and all terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. In addition, Continental may at any time and from time to time until the completion of the Distribution modify or change the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution. Holdings shall cooperate with Continental in all respects to accomplish the Distribution and shall, at Continental's direction, promptly take any and all actions necessary or desirable to effect the Distribution, including, without limitation, the registration under the Securities Act of Holdings Common Stock on an appropriate registration form or forms to be designated by Continental and the listing of Holdings Common Stock on any exchange or interdealer quotation system reasonably requested by Continental. Continental shall select any investment banker(s) and manager(s) in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and outside counsel for Continental; provided that nothing herein shall prohibit Holdings from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Distribution.

         2.3 Certain Stockholder Matters. From and after the distribution of Holdings Common Stock in connection with any transaction(s) included as part of the Distribution and until such Holdings Common Stock is duly transferred in accordance with applicable law, Holdings shall regard the Persons receiving Holdings Common Stock in such transaction(s) as record holders of Holdings Common Stock in accordance with the terms of such transaction(s) without requiring any action on the part of such Persons. Holdings agrees that, subject to any transfers of such stock, (a) each such holder shall be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of Holdings Common Stock then held by such holder and (b) each such holder shall be entitled, without any action on the part of such holder, to receive one or more certificates representing, or other evidence of ownership of, the shares of Holdings Common Stock then held by such holder. Continental shall cooperate, and shall instruct the Continental Transfer Agent to cooperate, with Holdings and the Holdings Transfer Agent, and Holdings shall cooperate, and shall instruct the Holdings Transfer Agent to cooperate, with Continental and the Continental Transfer Agent, in connection with all aspects of the Distribution and all other matters relating to the issuance and delivery of certificates representing, or other evidence of ownership of, the shares of Holdings Common Stock distributed to the holders of Continental Common Stock in connection with any transaction(s) included as part of the Distribution. Following the Distribution, Continental shall instruct the Continental Transfer Agent to deliver to the Holdings Transfer Agent true, correct and complete copies of the stock and transfer records reflecting the holders of Continental Common Stock receiving shares of Holdings Common Stock in connection with any transaction(s) included as part of the Distribution.

         2.4 Further Assurances Regarding the Distribution. In addition to the actions specifically provided for elsewhere in this Agreement, Holdings shall, at Continental's direction, use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things commercially reasonably necessary, proper or expeditious under applicable laws, regulations and agreements in order to consummate and make effective the Distribution as promptly as reasonably practicable. Without limiting the generality of the foregoing, Holdings shall, at Continental's direction, cooperate with Continental, and execute and deliver, or use all commercially reasonable efforts to cause to have executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any domestic or foreign governmental or regulatory authority requested by Continental in order to consummate and make effective the Distribution.

         2.5 Abandonment of the Distribution. The parties acknowledge and agree that, while Continental intends to consummate the Distribution soon after the six-month anniversary of the consummation of the Initial Public Offering, Continental will not be obligated in any respect to proceed with or complete the Distribution and that Continental may, in its sole and absolute discretion, at any time abandon its plans to proceed with or complete the Distribution. The completion of the Distribution is dependent on the receipt of a favorable ruling from the IRS on the tax free status of the Distribution for Continental and its stockholders. In the event that Continental so determines that it no longer intends to proceed with or complete the Distribution, Continental may provide to Holdings a written notification of such determination (an "Abandonment Notice"). Effective as of the date of the Abandonment Notice and subject to any conditions set forth in the Abandonment Notice, Sections 4.1 and 4.2 of this Agreement shall terminate, become null and void and have no further force and effect.

         3. Expenses.

         3.1 General. Except as otherwise provided in this Agreement or any other agreement between the parties relating to the Initial Public Offering or the Distribution, all costs and expenses of either party hereto in connection with the Initial Public Offering and the Distribution shall be paid by the party that incurs such costs and expenses.

         3.2 Certain Expenses Relating to the Initial Public Offering. Holdings shall be responsible for the payment of all of Holdings' and Continental's costs, fees and expenses relating to the Exchange and the Initial Public Offering (excluding any discounts or commissions paid to SSB in connection with the Exchange), including, but not limited to, the payment of (a) the costs, fees and expenses of all of Continental's financial, legal, accounting and other advisors incurred in connection with the Exchange or Initial Public Offering and
(b) any internal fees, costs and expenses incurred by Continental or any Continental Affiliate in connection with the Exchange and the Initial Public Offering.

         3.3 Certain Expenses Relating to the Distribution. Continental shall be responsible for the payment of all costs, fees and expenses relating to the Distribution; provided that Holdings shall be responsible for the payment of (a) the costs, fees and expenses of all of Holdings' financial, legal, accounting and other advisors incurred in connection with the Distribution and (b) any internal fees, costs and expenses incurred by Holdings or any Holdings Affiliate in connection with the Distribution.

         4. Covenants to Preserve Tax-free Status of the Distribution. Holdings and Continental hereby represent and warrant to, and covenant and agree with, each other as follows:

         4.1 Restrictions on Holdings.

         (a) Pre-Distribution Period. Holdings shall not take any action (such action to include, if relevant, the issuance of Holdings Capital Stock upon the exercise by the holders thereof of options or convertible securities issued by Holdings) during the Pre-Distribution Period if, as a result of taking such action, Holdings would issue a number of shares of Holdings Capital Stock (including by way of the exercise of stock options or convertible securities or the issuance of restricted stock) that would cause Continental to cease to have Tax Control of Holdings, unless prior to the consummation of such transaction Continental has determined, in its sole and absolute discretion, that such transaction would not jeopardize the Tax-Free Status of the Distribution. Notwithstanding the foregoing provisions of this Section 4.1(a), Holdings shall be permitted to issue stock options to its employees so long as (i) Holdings repurchases sufficient shares of issued and outstanding Holdings Capital Stock on or prior to the date such options are exercisable to insure that, assuming the exercise of all exercisable options, Continental would not cease to have Tax Control of Holdings and (ii) Holdings provides Continental with prior written notification of the procedures by which Holdings intends to comply with its obligation described in clause (i) above and Continental approves of such procedures (which approval shall not be unreasonably withheld). All of the restrictions on Holdings contained in this Section 4.1 shall apply to Holdings during the Pre-Distribution Period as well as the other periods specified in this Section 4.1.

         (b) Proposed Acquisition Transactions. Until the first day after the two-year anniversary of the Distribution Date, (i) neither Holdings nor any Holdings Affiliate shall (A) make any solicitations to any Person with respect to any Proposed Acquisition Transaction, (B) enter into any negotiations or material discussions with any Person with respect to any Proposed Acquisition Transaction, (C) approve or acquiesce to any Proposed Acquisition Transaction,
(D) enter into any agreement or arrangement that includes a Proposed Acquisition Transaction, or (E) enter into any Proposed Acquisition Transaction; and (ii) to the extent Holdings has the right or ability to prohibit or prevent any other Person from engaging in such activities, Holdings shall use all reasonable efforts to prohibit or prevent such other Person from engaging in such activities, unless (in the case of both (i) and (ii)) Continental has determined, in its sole and absolute discretion, that such Proposed Acquisition Transaction would not jeopardize the Tax-Free Status of the Distribution.

         (c) Continuation of Active Trade or Business. Until the first day after the two-year anniversary of the Distribution Date,

                  (i) Holdings shall continue to conduct the Active Trade or Business.

                  (ii) Holdings shall continue to conduct the Active Trade or Business primarily through officers and employees of Holdings or its Subsidiaries (and not primarily through independent contractors) who are not also officers or employees of Continental or of any Continental Affiliates. For purposes of this Section 4.1(c), asset retirements, sale-leaseback arrangements and discontinuances of product lines within a trade or business the conduct of which is continued shall not be deemed a discontinuance of a trade or business or portion thereof.

         (d) Continuity of Business.

                  (i) Until the first day after the two-year anniversary of the Distribution Date, (A) Holdings shall not voluntarily dissolve or liquidate, and
(B) except in the ordinary course of business, neither Holdings nor any of its Subsidiaries shall sell, transfer, or otherwise dispose of or agree to dispose of assets (including, for such purpose, any shares of capital stock of such Subsidiaries) that, in the aggregate, constitute more than (x) 60% of the gross assets of Holdings or (y) 60% of the consolidated gross assets of Holdings and such Subsidiaries, unless prior to the consummation of such transaction Continental has determined, in its sole and absolute discretion, that such transaction would not jeopardize the Tax-Free Status of the Distribution. The amount of gross assets of Holdings and such Subsidiaries shall be based on the fair market value of each such asset as of the Distribution Date.

                  (ii) Sales, transfers or other dispositions by Holdings or any of its Subsidiaries to Holdings or one or more of its Subsidiaries shall not be included in any determinations under this Section 4.1(d) of whether such 60% or more of the gross assets of Holdings or 60% of the consolidated gross assets of Holdings and such Subsidiaries have been sold, transferred or otherwise disposed of.

                  (iii) Solely for purposes of this Section 4.1(d), Holdings shall not be treated as directly or indirectly controlling a Subsidiary unless Holdings owns, directly or indirectly, shares of capital stock of such Subsidiary constituting Tax Control.

       (e) Miscellaneous Actions. Until the first day after the two-year anniversary of the Distribution Date, Holdings shall not take, or permit any of its Subsidiaries to take, any other actions or enter into any transaction or series of transactions or agree to enter into any other transactions that could jeopardize the Tax-Free Status of the Distribution, including any action or transaction that might be inconsistent with any representation made in the Representation Letters, unless prior to the consummation of such action or transaction Continental has determined, in its sole and absolute discretion, that such action or transaction would not jeopardize the Tax-Free Status of the Distribution.

         (f) Permitted Actions and Transactions. Notwithstanding the foregoing, the provisions of Section 4.1 shall not prohibit Holdings from implementing any transaction if with respect to such transaction Continental obtains a Subsequent Tax Ruling or a Subsequent Tax Opinion or Holdings obtains a Subsequent Tax Ruling.

         4.2 Cooperation and Other Covenants.

         (a) Notice of Subsequent Holdings Actions. Each of Holdings and Continental shall furnish the other with a copy of any ruling requests or other documents delivered to the IRS that relates to the Distribution or that could otherwise be reasonably expected to have an effect on the Tax-Free Status of the Distribution.

         (b) Cooperation. (i) Each of Holdings and Continental shall cooperate with the other and shall take (or refrain from taking) all such actions as the other may reasonably request in connection with Continental making a Continental Determination referred to in Section 4.1.

Such cooperation shall include, without limitation, providing any information and/or representations reasonably requested by the other to enable either party (or counsel for such party) to obtain and maintain any Subsequent Tax Opinion or Subsequent Tax Ruling that would permit any action described in Section 4.1 to be taken by Holdings or a Holdings Affiliate. From and after any Representation Date in connection with obtaining any Favorable Continental Determination or the receipt of a Subsequent Tax Opinion or Subsequent Tax Ruling and until the first day after the two-year anniversary of the date of such Favorable Continental Determination or receipt, neither party shall take any action that would have caused such representation to be untrue or refrain from taking any action the failure of which would have caused such representation to be untrue unless in either case the other party has determined, in its sole and absolute discretion, that such action would not jeopardize the Tax-Free Status of the Distribution.

                  (ii) In the event that Holdings notifies Continental that it desires to take one of the actions described in Section 4.1 and Continental concludes that such action might jeopardize the Tax-Free Status of the Distribution, Continental shall, at the request of Holdings, elect either to (i) use all commercially reasonable efforts to obtain a Subsequent Tax Opinion or Subsequent Tax Ruling that would permit Holdings to take the specified action, and Holdings shall cooperate in connection with such efforts, or (ii) provide all reasonable cooperation to Holdings in connection with Holdings obtaining a Subsequent Tax Ruling in form and substance reasonably satisfactory to Continental; provided, however, that the reasonable costs and expenses incurred by Continental of obtaining any such Subsequent Tax Opinion or Subsequent Tax Ruling shall be borne by Holdings.

                  (iii) In the event that Continental, at any time prior to the Distribution Date, ceases to own Holdings Capital Stock constituting Tax Control and such failure was not caused by any breach by Holdings of any of its representations, warranties, covenants or other agreements made pursuant to this Agreement or otherwise, Holdings shall cooperate with Continental and shall take all actions as Continental may reasonably request so as to permit Continental to regain ownership of Holdings Capital Stock which constitutes Tax Control and would not jeopardize the Tax-Free Status of the Distribution.

                  (iv) In the event that Continental, at any time prior to the Distribution Date, ceases to own Holdings Capital Stock constituting Tax Control and such failure was caused by any breach by Holdings of any of its representations, warranties, covenants or other agreements made pursuant to this Agreement or otherwise, in addition to any monetary damages or other indemnification obligations owing pursuant to Section 4.3 hereof, Holdings shall promptly take all actions, including, but not limited to, the purchase of Holdings Capital Stock in the open market, necessary so as to permit Continental to regain ownership of Holdings Capital Stock which constitutes Tax Control and would not jeopardize the Tax-Free Status of the Distribution.

         (c) Notice.

                  (i) Until all restrictions set forth in Section 4.1 have expired, Holdings shall give Continental written notice of any intention to effect or permit an action or transaction described in Section 4.1 and which is prohibited thereunder at such time within a period of time reasonably sufficient to enable Continental (A) to make the determination referred to in Section 4.1 or (B) to prepare and seek any Subsequent Tax Opinion or Subsequent Tax Ruling in connection with such proposed action or transaction. Each such notice by Holdings shall set forth the terms and conditions of the proposed action or transaction, including, without limitation, as applicable, the nature of any related action proposed to be taken by the Board of Directors of Holdings, the approximate number of shares of Holdings Capital Stock proposed to be transferred or issued, the approximate Value of Holdings' assets (or assets of any of Holdings' Subsidiaries) proposed to be transferred, the proposed timetable for such action or transaction, and the number of shares of Holdings Capital Stock otherwise then owned by the other party to the proposed action or transaction, all with sufficient particularity to enable Continental to make any such required Continental Determination, including information required to prepare and seek a Subsequent Tax Opinion or Subsequent Tax Ruling in connection with such proposed action or transaction.

                  (ii) Promptly, but in any event within 30 Business Days, after Continental receives such written notice from Holdings, Continental shall evaluate such information and notify Holdings in writing (A) of such Continental Determination or (B) of Continental's intent to seek a Subsequent Tax Opinion or Subsequent Tax Ruling and the proposed date for submission of the request therefor, which date shall not be more than 45 days after the date Continental so notifies Holdings of Continental's intent to seek a Subsequent Tax Opinion or Subsequent Tax Ruling, provided that such 45-day period shall be appropriately extended for any period of noncompliance by Holdings with Section 4.2(b). If Continental makes a determination that an action or transaction described in
Section 4.1 would jeopardize the Tax-Free Status of the Distribution, such notice to Holdings shall set forth, in reasonable detail, the reasons therefor. Continental shall notify Holdings promptly, but in any event within two Business Days, after the receipt of a Subsequent Tax Opinion or Subsequent Tax Ruling.

         4.3 Indemnification For Tax Liabilities.

         (a) Indemnification. Notwithstanding any other provision of this Agreement or any provision of the Tax Agreement to the contrary, Holdings shall indemnify, defend and hold harmless Continental and each Continental Affiliate (or any successor to any of them) against any and all Tax-Related Losses incurred by Continental in connection with any proposed tax assessment or tax controversy with respect to the Distribution to the extent caused by (i) any breach by Holdings of any of its representations, warranties or covenants made pursuant to this Agreement or (ii) the taking of any action described in Section
4.1 regardless of whether a Subsequent Tax Opinion or Subsequent Tax Ruling has been received or Continental has consented to the taking of such action. All interest or penalties incurred in connection with such Tax-Related Losses shall be computed for the time period up to and including the date that Holdings pays its indemnification obligation in full.

         (b) Timing and Method of Tax Indemnification Payments. Holdings shall pay any amount due and payable to Continental pursuant to this Section 4.3 on or before the 15th day following the earlier of agreement or determination that such amount is due and payable to Continental. All payments pursuant to this
Section 4.3 shall be made by wire transfer to a bank account designated by Continental for such purpose, and on the date of such wire transfer Holdings shall give Continental notice of the transfer.

         4.4 Procedure for Indemnification for Tax Liabilities.

         (a) Notice of Claim. If Continental receives notice of the assertion of any Third-Party Claim with respect to which Holdings may be obligated under
Section 4.3 to provide indemnification, Continental shall give Holdings notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of Continental to give notice as provided in this Section shall not relieve Holdings of its obligations under Section 4.3, except to the extent that Holdings is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

         (b) Obligation of Indemnifying Party.

                  (i) Continental and Holdings shall jointly control the defense of, and cooperate with each other with respect to defending, any Third-Party Claim with respect to which Holdings is obligated under Section 4.3 to provide indemnification, provided that Holdings shall forfeit such joint control right with respect to a particular Third-Party Claim if Holdings or any Holdings Affiliate makes any public statement or filing, or takes any action (including, but not limited to, the filing of any submission or pleading, or the giving of a deposition or production of documents, in any administrative or court proceeding) in connection with such Third-Party Claim that is inconsistent in a material respect with any representation or warranty made by Holdings in this Agreement or the Representation Letters or in connection with the Tax Opinions/Rulings, any Subsequent Tax Ruling or any Subsequent Tax Opinion.

                  (ii) Holdings and Continental shall exercise their rights to jointly control the defense of any such Third-Party Claim solely for the purpose of defeating such Third-Party Claim and, unless required by applicable law, neither Holdings nor Continental shall make any statements or take any actions that could reasonably result in the shifting of liability for any Losses arising out of such Third-Party Claim from the party making such statement or taking such action (or any of its Affiliates) to the other party (or any of its Affiliates).

                  (iii) Statements made or actions taken by either Holdings or Continental in connection with the defense of any such Third-Party Claim shall not prejudice the rights of such party in any subsequent action or proceeding between the parties.

                  (iv) If either Continental or Holdings fails to jointly defend any such Third-Party Claim, the other party shall solely defend such Third-Party Claim and the party failing to jointly defend shall use commercially reasonable efforts to cooperate with the other party in its defense of such Third-Party Claim; provided, however, that Continental may not compromise or settle any such Third-Party Claim without the prior written consent of Holdings, which consent shall not be unreasonably withheld or delayed. All costs and expenses of either party in connection with, and during the course of, the joint control of the defense of any such Third-Party Claim shall be initially paid by the party that incurs such costs and expenses. Such costs and expenses shall be reallocated and reimbursed in accordance with the respective indemnification obligations of the parties at the conclusion of the defense of such Third-Party Claim.

         4.5 Arbitration. Any dispute between the parties arising out of or relating to this Section 4, including the interpretation of this Section 4, or any actual or purported breach of this Section 4, shall be resolved only in accordance with the following provisions:

         (a) Negotiation. Continental and Holdings shall attempt in good faith to resolve any such dispute promptly through negotiations of the parties. In the event of any such dispute, either party may deliver a Dispute Notice to the other party, and within 20 Business Days after the receipt of such Dispute Notice, the appropriate representatives of Continental and Holdings shall meet to attempt to resolve such dispute. If such dispute has not been resolved within the Negotiation Period, or if one of the parties fails or refuses to negotiate such dispute, the issue shall be settled by arbitration pursuant to Section 4.5(b). The results of such arbitration shall be final and binding on the parties.

         (b) Arbitration Procedure. Either party may initiate arbitration with regard to such dispute by giving the other party written notice either (i) at any time following the end of the Negotiation Period, or (ii) if the parties do not meet within 20 Business Days of the receipt of the Dispute Notice, at any time thereafter. The arbitration shall be conducted by three arbitrators in accordance with the CPR Rules, except as otherwise provided in this Section 4.5. Within 20 days following receipt of the written notice of arbitration, Continental and Holdings shall each appoint one arbitrator. The two arbitrators so appointed shall appoint the third arbitrator. If either Continental or Holdings shall fail to appoint an arbitrator within such 20-day period, the arbitration shall be by the sole arbitrator appointed by the other party. Whether selected by Continental and Holdings or otherwise, each arbitrator selected to resolve such dispute shall be a tax attorney or tax accountant who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved in the issue or issues to be resolved. Such arbitrators shall be empowered to determine whether Holdings is required to indemnify Continental pursuant to Section 4.3 and to determine the amount of the related indemnification payment. Each of Continental and Holdings shall bear 50% of the aggregate expenses of the arbitrators. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss.ss. 1-14. The place of arbitration shall be Houston, Texas. The final decision of the arbitrators shall be rendered no later than one year from the date of the written notice of arbitration.

         4.6 Exclusive Remedies. Except for the right to pursue equitable remedies, the remedies provided in this Section 4 shall be deemed the sole and exclusive remedies of the parties with respect to the subject matters of the indemnification provisions of this Section 4.

         5. Certain Other Covenants.

         5.1 Financial and Other Information.

         (a) Financial Information. Holdings agrees that, for so long as Continental is required to consolidate Holdings' results of operations and financial position or to account for its investment in Holdings under the equity method of accounting (determined in accordance with generally accepted accounting principles consistently applied):

                  (i) Holdings shall, and shall cause each of its Subsidiaries to, maintain a system of internal accounting controls that will provide reasonable assurance that: (A) Holdings' and such Subsidiaries' books, records and accounts fairly reflect all transactions and dispositions of assets and (B) the specific objectives of accounting control are achieved.

                  (ii) Holdings shall, and shall cause each of its Subsidiaries to, maintain a fiscal year which commences on January 1 and ends on December 31 of each calendar year.

                  (iii) Holdings shall deliver to Continental a trial balance submission, which shall include amounts relating to each of its Subsidiaries, in such format and detail as Continental may request, with respect to each month, within five Business Days following the last day of each such month.

                  (iv) As soon as practicable, and in any event within five Business Days after the end of each quarter in each fiscal year of Holdings, Holdings shall deliver to Continental a consolidated income statement and balance sheet for Holdings and its Subsidiaries for such fiscal quarter.

                  (v) As soon as practicable, and in any event within 10 Business Days after the end of each of the first three fiscal quarters in each fiscal year of Holdings and no later than five days before Holdings intends to file its Quarterly Financial Statements (as defined below) with the SEC, Holdings shall deliver to Continental drafts of (A) the consolidated financial statements of Holdings and its Subsidiaries (and notes thereto) for such periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of Holdings the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X, and (B) a discussion and analysis by management of Holdings' and its Subsidiaries' financial condition and results of operations for such fiscal period, including, without limitation, an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K. The information set forth in (A) and (B) above is herein referred to as the "Quarterly Financial Statements." No later than the earlier of (x) two Business Days prior to the date Holdings publicly files the Quarterly Financial Statements with the SEC or otherwise makes such Quarterly Financial Statements publicly available or (y) two Business Days prior to the date on which Continental intends to file its quarterly financial statements with the SEC (as evidenced by written notice from Continental to Holdings of such intended filing date at least 10 Business Days prior to such intended filing date), Holdings shall deliver to Continental the final form of the Quarterly Financial Statements certified by the chief financial officer of Holdings as presenting fairly, in all material respects, the financial condition and results of operations of Holdings and its Subsidiaries; provided that Holdings may continue to revise such Quarterly Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes shall be delivered by Holdings to Continental as soon as practicable, and in any event within eight hours after such filing; and, provided, further, that Continental and Holdings financial representatives shall actively consult with each other regarding any changes (whether or not substantive) which Holdings may consider making to its Quarterly Financial Statements and related disclosures during the three Business Days immediately prior to any anticipated filing with the SEC, and Holdings shall obtain Continental's consent prior to making any change to Holdings' Quarterly Financial Statements or related disclosures which would have an effect upon Continental's financial statements or related disclosures. In addition to the foregoing, no Quarterly Financial Statement or any other document which refers, or contains information with respect, to the ownership of Holdings by Continental, the separation of Holdings from Continental or the Distribution shall be filed with the SEC or otherwise made public by Holdings or any of its Subsidiaries without the prior written consent of Continental, which consent will not be unreasonably withheld.

                  (vi) Holdings shall deliver to Continental as soon as practicable, and in any event within 20 Business Days after the end of each fiscal year of Holdings and no later than 10 days before Holdings intends to file its Annual Financial Statements (as defined below) with the SEC, (A) drafts of the consolidated financial statements of Holdings (and notes thereto) for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal year and all in reasonable detail and prepared in accordance with Regulation S-X and (B) a discussion and analysis by management of Holdings' and its Subsidiaries' financial condition and results of operations for such year, including, without limitation, an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(a) of Regulation S-K. The information set forth in (A) and (B) above is herein referred to as the "Annual Financial Statements." No later than the earlier of (1) five Business Days prior to the date Holdings publicly files the Annual Financial Statements with the SEC or otherwise makes such Annual Financial Statements publicly available or (2) five Business Days prior to the date on which Continental intends to file its annual financial statements with the SEC (as evidenced by written notice from Continental to Holdings of such intended filing date at least ten Business Days prior to such intended filing date), Holdings shall deliver to Continental the final form of the Annual Financial Statements certified by the chief financial officer of Holdings as presenting fairly, in all material respects, the financial condition and results of operations of Holdings and its Subsidiaries; provided that Holdings may continue to revise such Annual Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes shall be delivered by Holdings to Continental as soon as practicable, and in any event within eight hours after such filing; and, provided, further, that Continental and Holdings financial representatives shall actively consult with each other regarding any changes (whether or not substantive) which Holdings may consider making to its Annual Financial Statements and related disclosures during the three Business Days immediately prior to any anticipated filing with the SEC, and Holdings shall obtain Continental's consent prior to making any change to Holdings' Annual Financial Statements or related disclosures which would have an effect upon Continental's financial statements or related disclosures. In addition to the foregoing, no Annual Financial Statement or any other document which refers, or contains information with respect, to the ownership of Holdings by Continental, the separation of Holdings from Continental or the Distribution shall be filed with the SEC or otherwise made public by Holdings or any of its Subsidiaries without the prior written consent of Continental, which consent will not be unreasonably withheld. In any event, Holdings shall deliver to Continental, no later than 20 Business Days after the end of each fiscal year of Holdings, the final form of the Annual Financial Statements accompanied by an opinion thereon by Holdings' independent certified public accountants.

                  (vii) Holdings shall deliver to Continental all Quarterly and Annual Financial Statements of each Subsidiary of Holdings which is itself required to file financial statements with the SEC or otherwise make such financial statements publicly available, with such financial statements to be provided in the same manner and detail and on the same time schedule as those financial statements of Holdings required to be delivered to Continental pursuant to this Section 5.1(a).

                  (viii) All information provided by Holdings or any of its Subsidiaries to Continental pursuant to Sections 5.1(a)(iii) through (vii) inclusive shall be consistent in terms of format and detail and otherwise with the procedures in effect on the date hereof with respect to the provision of such financial information by Holdings and its Subsidiaries, as applicable, to Continental (and, where appropriate, as presently presented in financial reports to Continental's Board of Directors), with such changes therein as may be requested by Continental from time to time consistent with changes in reporting by sectors and Subsidiaries of Continental.

                  (ix) Holdings and each of its Subsidiaries which files information with the SEC shall deliver to Continental: (A) as soon as the same are prepared, substantially final drafts of: (x) all reports, notices and proxy and information statements to be sent or made available by Holdings or any of its Subsidiaries to their security holders, (y) all regular, periodic and other reports to be filed under Sections 13, 14 and 15 of the Exchange Act (including Reports on Forms 10-K, 10-Q and 8-K and Annual Reports to Shareholders), and (z) all registration statements and prospectuses to be filed by Holdings or any of its Subsidiaries with the SEC or any securities exchange or interdealer quotation system pursuant to the listed company manual (or similar requirements) of such exchange or quotation system (collectively, the documents identified in clauses (x), (y) and (z) are referred to herein as "Holdings Public Documents"), and (B) as soon as practicable, but in no event later than four Business Days (except where impracticable in the case of a report on Form 8-K) prior to the date the same are printed, sent or filed, whichever is earliest, final copies of all such Holdings Public Documents; provided that Holdings may continue to revise such Holdings Public Documents prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes shall be delivered by Holdings to Continental as soon as practicable, and in any event within eight hours after such filing; and, provided, further, that Continental and Holdings financial representatives shall actively consult with each other regarding any changes (whether or not substantive) which Holdings may consider making to any of its Holdings Public Documents and related disclosures prior to any anticipated filing with the SEC, and Holdings shall obtain Continental's consent prior to making any change to its Holdings Public Documents or related disclosures which would have an effect upon Continental's financial statements or related disclosures. In addition to the foregoing, no Holdings Public Document or any other document which refers, or contains information with respect, to the ownership of Holdings by Continental, the separation of Holdings from Continental or the Distribution shall be filed with the SEC or otherwise made public by Holdings or any of its Subsidiaries without the prior written consent of Continental, which consent will not be unreasonably withheld.

                  (x) Holdings shall, as promptly as practicable, deliver to Continental copies of all annual and other budgets and financial projections (consistent in terms of format and detail and otherwise with the procedures in effect on the date hereof) relating to Holdings or any of its Subsidiaries and shall provide Continental an opportunity to meet with management of Holdings to discuss such budgets and projections, which obligations may be satisfied by delivery of such copies to Continental's designees to Holdings' Board of Directors, if any.

                  (xi) With reasonable promptness, Holdings shall deliver to Continental such additional financial and other information and data with respect to Holdings and its Subsidiaries and their business, properties, financial positions, results of operations and prospects as from time to time may be reasonably requested by Continental.

                  (xii) A reasonable period of time prior to issuance, Holdings shall deliver to Continental copies of substantially final drafts of all press releases and other statements to be made available by Holdings or any of its Subsidiaries to employees of Holdings or any of its Subsidiaries or to the public concerning material developments in the business, properties, earnings, results of operations, financial condition or prospects of Holdings or any of its Subsidiaries or the relationship between (A) Holdings or any of its Subsidiaries and (B) Continental or any of its Affiliates. Continental shall have the right to review and comment on such press releases and other statements. Holdings shall include in any final press release or other statement all reasonable comments of Continental. In addition, prior to the issuance of any such press release or public statement, Holdings shall consult with Continental regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, Holdings shall deliver to Continental copies of final drafts of all press releases and other public statements. Holdings and Continental will consult with each other as to the timing of their annual and quarterly earnings releases and will give each other an opportunity to review the information therein relating to Holdings and its Subsidiaries and to comment thereon.

                  (xiii) Holdings shall cooperate fully, and cause its accountants to cooperate fully, with Continental to the extent requested by Continental in the preparation of Continental's public earnings releases, quarterly reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Continental with the SEC, any national securities exchange or otherwise made publicly available (collectively, "Continental Public Filings"). Holdings agrees to provide to Continental all information that Continental reasonably requests in connection with any Continental Public Filings or that, in the judgment of Continental's legal department, is required to be disclosed or incorporated by reference therein under any law, rule or regulation. Such information shall be provided by Holdings in a timely manner on the dates requested by Continental (which may be earlier than the dates on which Holdings otherwise would be required hereunder to have such information available) to enable Continental to prepare, print and release all Continental Public Filings on such dates as Continental shall determine. Holdings shall cause its accountants to consent to any reference to them as experts in any Continental Public Filings required under any law, rule or regulation. If and to the extent requested by Continental, Holdings shall diligently and promptly review all drafts of such Continental Public Filings and prepare in a diligent and timely fashion any portion of such Continental Public Filing pertaining to Holdings. Prior to any printing or public release of any Continental Public Filing, an appropriate executive officer of Holdings shall, if requested by Continental, certify that the information relating to Holdings, any Holdings Affiliate or the Holdings Business in such Continental Public Filing is accurate, true and correct in all material respects. Unless required by law, rule or regulation, Holdings shall not publicly release any financial or other information which conflicts with the information with respect to Holdings, any Holdings Affiliate or the Holdings Business that is included in any Continental Public Filing without Continental's prior written consent. Prior to the release or filing thereof, Continental shall provide Holdings with a draft of any portion of a Continental Public Filing containing information relating to Holdings and its Subsidiaries and shall give Holdings an opportunity to review such information and comment thereon; provided that Continental shall determine in its sole discretion the final form and content of all Continental Public Filings.

         (b) Auditors and Audits; Annual Statements and Accounting. Holdings agrees that, for so long as Continental is required to consolidate Holdings' results of operations and financial position or to account for its investment in Holdings under the equity method of accounting (in accordance with generally accepted accounting principles):

                  (i) Holdings shall not select a different accounting firm than Ernst & Young LLP to serve as its (and its Subsidiaries') independent certified public accountants ("Holdings' Auditors") without Continental's prior written consent (which shall not be unreasonably withheld).

                  (ii) Holdings shall use its best efforts to enable the Holdings Auditors to complete their audit such that they will date their opinion on Holdings' audited annual financial statements on the same date that Continental's independent certified public accountants ("Continental's Auditors") date their opinion on Continental's audited annual financial statements (the "Continental Annual Statements"), and to enable Continental to meet its timetable for the printing, filing and public dissemination of the Continental Annual Statements.

                  (iii) Holdings shall provide to Continental on a timely basis all information that Continental reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of the Continental Annual Statements. Without limiting the generality of the foregoing, Holdings will provide all required financial information with respect to Holdings and its Subsidiaries to Holdings' Auditors in a sufficient and reasonable time and in sufficient detail to permit Holdings' Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Continental's Auditors with respect to information to be included or contained in the Continental Annual Statements. Continental will provide in a timely manner to Holdings all information that is reasonably necessary for Holdings to comply with this
Section 5.1(b)(iii).

                  (iv) Holdings shall authorize Holdings' Auditors to make available to Continental's Auditors both the personnel who performed or are performing the annual audit of Holdings and work papers related to the annual audit of Holdings, in all cases within a reasonable time prior to Holdings' Auditors' opinion date, so that Continental's Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Holdings' Auditors as it relates to Continental's Auditors' report on the Continental Annual Statements, all within sufficient time to enable Continental to meet its timetable for the printing, filing and public dissemination of the Continental Annual Statements.

                  (v) Holdings shall provide Continental's internal auditors access to Holdings' and its Subsidiaries, books and records so that Continental may conduct reasonable audits relating to the financial statements provided by Holdings pursuant hereto as well as to the internal accounting controls and operations of Holdings and its Subsidiaries.

                  (vi) Holdings shall give Continental as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the date hereof. Holdings will consult with Continental and, if requested by Continental, Holdings will consult with Continental's auditors with respect thereto. Holdings will not make any such determination or changes without Continental's prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in Holdings' financial statements as filed with the SEC or otherwise publicly disclosed therein.

                  (vii) Notwithstanding clause (vi) above, Holdings shall make any changes in its accounting estimates or accounting principles that are requested by Continental in order for Holdings' accounting estimates and principles to be consistent with those of Continental.

         Nothing in this Section 5.1 shall require Holdings to violate any agreement with any of its customers regarding the confidentiality of commercially sensitive information relating to that customer or its business; provided that in the event that Holdings is required under this Section 5.1 to disclose any such information, Holdings shall use all commercially reasonable efforts to seek to obtain such customer's consent to the disclosure of such information.

         5.2 Other Covenants. Holdings hereby covenants and agrees that, for so long as Continental beneficially owns at least 50% of the value of all outstanding shares of Holdings Capital Stock or 50% of the total combined voting power of all outstanding shares of Voting Stock of Holdings:

         (a) Holdings shall not, without the prior written consent of Continental (which it may withhold in its sole and absolute discretion), take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of Continental to freely sell, transfer, assign, pledge or otherwise dispose of shares of Holdings Common Stock or would restrict or limit the rights of any transferee of Continental as a holder of Holdings Common Stock. Without limiting the generality of the foregoing, Holdings shall not, without the prior written consent of Continental (which it may withhold in its sole and absolute discretion), take any action, or recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, Continental as a Holdings stockholder in a manner not applicable to Holdings stockholders generally.

         (b) Holdings shall not, without the prior written consent of Continental (which it may withhold in its sole and absolute discretion), issue any shares of Holdings Capital Stock or any rights, warrants or options to acquire Holdings Capital Stock (including, without limitation, securities convertible or exchangeable for Holdings Capital Stock), if after giving effect to such issuances and considering all of the shares of Holdings Capital Stock acquirable pursuant to such rights, warrants and options to be outstanding on the date of such issuance (whether or not then exercisable), Continental would own less than 50% of the value of all outstanding shares of Holdings Capital Stock or 50% of the total combined voting power of all outstanding shares of Voting Stock of Holdings.

         (c) To the extent that Continental is a party to any contract or agreement with a third party (i) that provides that certain actions of Continental's Subsidiaries may result in Continental being in breach of or in default under such agreement and Continental has advised Holdings of the existence, and has made available to Holdings copies, of such contract or agreement (or the relevant portions thereof), (ii) to which Holdings or any of its Subsidiaries is a party or (iii) under which Holdings or any of its Subsidiaries has performed any obligations on or before the date hereof, Holdings shall not take, and shall cause its Subsidiaries not to take, any actions that reasonably could result in Continental being in breach of or in default under any such contract or agreement. As of the date hereof, the contracts and agreements described in clause (i) above are set forth or generally described on Exhibit A attached hereto. Holdings hereby acknowledges and agrees that Continental has made available to Holdings copies of each contract or agreement (or the relevant portion thereof) described on Exhibit A. The parties acknowledge and agree that, after the date hereof, Continental may in good faith (and not solely with the intention of imposing restrictions on Holdings pursuant to this covenant) enter into additional contracts or agreements that provide that certain actions of Continental's Subsidiaries may result in Continental being in breach of or in default under such agreements. In such event, Exhibit A shall be deemed to be automatically amended to reflect the addition of any other contracts or agreements (or relevant portions thereof) of which Continental advises Holdings after the date hereof in accordance with this
Section 5.2(c).

         5.3 Covenant Regarding Continental Preferred Stock. For so long as Holdings shall constitute a Subsidiary or Affiliate of Continental, in each case as such terms are defined in the Certificate of Designations of Series B Preferred Stock (Par Value $0.01) of Continental, Holdings shall not take any actions that reasonably could result in the occurrence of any event described in
Section 4(2) of such Certificate of Designations in respect of which the holder of the Series B Preferred Stock would be entitled to vote.

         6. Indemnification.

         6.1 Indemnification by Holdings. Subject to Section 6.3, Holdings shall indemnify, defend and hold harmless Continental, all Continental Affiliates and each of their respective directors, officers and employees (in their capacities as such), from and against:

         (a) all Losses relating to, arising out of, or due to, directly or indirectly, any breach by Holdings or any Holdings Affiliate of any of the provisions of this Agreement;

         (b) all Losses relating to, arising out of, or due to, directly or indirectly, any incorrect, inaccurate or incomplete financial and other information provided by Holdings or any Holdings Affiliate to Continental pursuant to Section 5.1 of this Agreement;

         (c) all Losses relating to, arising out of, or due to any untrue statement or alleged untrue statement of a material fact contained in, or incorporated by reference into, the IPO Registration Statement or the omission or alleged omission to state (whether pursuant to direct statement or incorporation by reference) in the IPO Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading other than with respect to the Continental Disclosure Portions; and

         (d) all Losses relating to, arising out of, or due to any untrue statement or alleged untrue statement of a material fact contained in, or incorporated by reference into, the Distribution Registration Statement or the omission or alleged omission to state (whether pursuant to direct statement or incorporation by reference) in the Distribution Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading other than with respect to the Continental Disclosure Portions.

         6.2 Indemnification by Continental. Subject to Section 6.3, Continental shall indemnify, defend, and hold harmless Holdings, all Holdings Affiliates, and each of their respective directors, officers and employees (in their capacities as such), from and against:

         (a) all Losses relating to, arising out of, or due to, directly or indirectly, any breach by Continental or any Continental Affiliate of any of the provisions of this Agreement;

         (b) all Losses relating to, arising out of, or due to any untrue statement or alleged untrue statement of a material fact contained in, or incorporated by reference into, the Continental Disclosure Portions of the IPO Registration Statement or the omission or alleged omission to state (whether pursuant to direct statement or incorporation by reference) in the Continental Disclosure Portions of the IPO Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading; and

         (c) all Losses relating to, arising out of, or due to any untrue statement or alleged untrue statement of a material fact contained in, or incorporated by reference into, the Continental Disclosure Portions of the Distribution Registration Statement or the omission or alleged omission to state (whether pursuant to direct statement or incorporation by reference) in the Continental Disclosure Portions of the Distribution Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading.

         6.3 Tax Liabilities. Except as provided in Section 6.4, this Section 6 shall not be applicable to any Tax-Related Losses, which shall be governed by
Section 4 of this Agreement.

         6.4 Tax Effects of Indemnification.

         (a) Any indemnification payment made under this Agreement shall be characterized for tax purposes as if such payment were made immediately prior to the Distribution Date, and shall therefore be treated, to the extent permitted by law, as either (i) a distribution from Holdings to Continental or (ii) a capital contribution from Continental to Holdings.

         (b) The amount of any Loss or Tax-Related Losses for which indemnification is provided under this Agreement shall be (i) increased to take account of net Tax cost, if any, incurred by the Indemnitee arising from the receipt or accrual of an Indemnity Payment hereunder (grossed up for such increase) and (ii) reduced to take account of net Tax benefit, if any, realized by the Indemnitee arising from incurring or paying such Loss or Tax-Related Losses. In computing the amount of any such Tax cost or Tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any Indemnity Payment hereunder or incurring or paying any indemnified Loss or Tax-Related Losses. Any Indemnity Payment hereunder shall initially be made without regard to this Section 6.4 and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the Indemnitee has actually realized such cost or benefit. For purposes of this Agreement, an Indemnitee shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnitee is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnitee would be required to pay but for the receipt or accrual of the Indemnity Payment or the incurrence or payment of such Loss or Tax-Related Losses, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the Indemnitee's liability for Taxes, and payments between Continental and Holdings to reflect such adjustment shall be made if necessary.

         6.5 Effect of Insurance Upon Indemnification. The amount which an Indemnifying Party is required to pay to any Indemnitee pursuant to this Section 6 shall be reduced (including retroactively) by any Insurance Proceeds and other amounts actually recovered by such Indemnitee in reduction of the related Loss, it being understood and agreed that each of Holdings and Continental shall use commercially reasonable efforts to collect any such proceeds or other amounts to which it or any of its Affiliates is entitled, without regard to whether it is the Indemnifying Party hereunder. No Indemnitee shall be required, however, to collect any such proceeds or other amounts prior to being entitled to indemnification from an Indemnifying Party hereunder. If an Indemnitee receives an Indemnity Payment in respect of a Loss and subsequently receives Insurance Proceeds or other amounts in respect of such Loss, then such Indemnitee shall pay to such Indemnifying Party an amount equal to the difference between (a) the sum of the amount of such Indemnity Payment and the amount of such Insurance Proceeds or other amounts actually received and (b) the amount of such Loss, in each case adjusted (at such time as appropriate adjustment can be determined) to reflect any premium adjustment attributable to such claim.

         6.6 Procedure for Indemnification Involving Third-party Claims.

         (a) Notice of Claim. If any Indemnitee receives notice of the assertion of any Third-Party Claim with respect to which an Indemnifying Party is obligated under this Agreement to provide indemnification (other than pursuant to Section 4), such Indemnitee shall give such Indemnifying Party notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any Indemnitee to give notice as provided in this Section shall not relieve any Indemnifying Party of its obligations under this
Section 6, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

         (b) Obligation of Indemnifying Party. An Indemnifying Party, at such Indemnifying Party's own expense and through counsel chosen by such Indemnifying Party (which counsel shall be reasonably acceptable to the Indemnitee), may elect to defend any Third-Party Claim. If an Indemnifying Party elects to defend a Third-Party Claim, then, within ten Business Days after receiving notice of such Third-Party Claim (or sooner, if the nature of such Third-Party Claim so requires), such Indemnifying Party shall notify the Indemnitee of its intent to do so, and such Indemnitee shall cooperate in the defense of such Third-Party Claim. Such Indemnifying Party shall pay such Indemnitee's reasonable out-of-pocket expenses incurred in connection with such cooperation. Such Indemnifying Party shall keep the Indemnitee reasonably informed as to the status of the defense of such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Section 6 for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof other than those expenses referred to in the preceding sentence; provided, however, that such Indemnitee shall have the right to employ one law firm as counsel, together with a separate local law firm in each applicable jurisdiction ("Separate Counsel"), to represent such Indemnitee in any action or group of related actions (which firm or firms shall be reasonably acceptable to the Indemnifying Party) if, in such Indemnitee's reasonable judgment at any time, either a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim, or there may be defenses available to such Indemnitee that are different from or in addition to those available to such Indemnifying Party and the representation of both parties by the same counsel would be inappropriate, and in that event (i) the reasonable fees and expenses of such Separate Counsel shall be paid by such Indemnifying Party (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one Separate Counsel (excluding local counsel) with respect to any Third-Party Claim (even if against multiple Indemnitees)) and (ii) each of such Indemnifying Party and such Indemnitee shall have the right to conduct its own defense in respect of such claim. If an Indemnifying Party elects not to defend against a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in this Section 6 within the period of ten Business Days described above, the Indemnitee may defend, compromise, and settle such Third-Party Claim and shall be entitled to indemnification hereunder (to the extent permitted hereunder); provided, however, that no such Indemnitee may compromise or settle any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, (i) settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Third-Party Claim or (ii) settle or compromise any Third-Party Claim in any manner that would be reasonably likely to have a material adverse effect on the Indemnitee.

         (c) Joint Defense of Certain Claims. Notwithstanding the provisions of
Section 6.6(b), Continental and Holdings shall jointly control the defense of, and cooperate with each other with respect to defending, any Third-Party Claim with respect to which each party is claiming that it is entitled to indemnification under Section 6.1 or 6.2. If either Continental or Holdings fails to defend jointly any such Third-Party Claim, the other party shall solely defend such Third-Party Claim and the party failing to defend jointly shall use all commercially reasonable efforts to cooperate with the other party in its defense of such Third-Party Claim; provided, however, that neither party may compromise or settle any such Third-Party Claim without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. All costs and expenses of either party in connection with, and during the course of, the joint control of the defense of any such Third-Party Claim shall be initially paid by the party that incurs such costs and expenses. Such costs and expenses shall be reallocated and reimbursed in accordance with the respective indemnification obligations of the parties at the conclusion of the defense of such Third-Party Claim.

         6.7 Procedure for Indemnification Not Involving Third-Party Claims. If any Indemnitee desires to assert against an Indemnifying Party any claim for indemnification under this Section 6 other than a Third-Party Claim (a "Claim"), the Indemnitee shall deliver to the Indemnifying Party notice of its demand for satisfaction of such Claim (a "Request"), specifying in reasonable detail the amount of such Claim and the basis for asserting such Claim. Within 30 days after the Indemnifying Party has been given a Request, the Indemnifying Party shall either (i) satisfy the Claim requested to be satisfied in such Request by delivering to the Indemnitee payment by wire transfer or a certified or bank cashier's check payable to the Indemnified Party in immediately available funds in an amount equal to the amount of such Claim, or (ii) notify the Indemnitee that the Indemnifying Party contests such Claim by delivering to the Indemnitee a Dispute Notice, stating that the Indemnifying Party objects to such Claim and specifying in reasonable detail the basis for contesting such Claim.

         6.8 Exclusive Remedies. Except for the right to pursue equitable remedies, the remedies provided in this Section 6 shall be deemed the sole and exclusive remedies of the parties with respect to the subject matters of the indemnification provisions of this Section 6.

         7. Miscellaneous.

         7.1 Survival. The representations and warranties contained in this Agreement shall survive the execution and delivery hereof and the Distribution Date until the expiration of all applicable statutes of limitations.

         7.2 Complete Agreement. Except as otherwise set forth in this Agreement, this Agreement and the exhibits hereto shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements and understandings, whether written or oral, between the parties with respect to such subject matter.

         7.3 Authority. Each of the parties hereto represents to the other that
(a) it has the corporate power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

         7.4 Governing Law This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (other than the laws regarding conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies.

         7.5 Consent to Exclusive Jurisdiction. Any action, suit or proceeding arising out of any claim that the parties cannot settle through good faith negotiations (except any claim to which Section 4.5 applies) shall be litigated exclusively in the state courts of Harris County of the State of Texas. Each of the parties hereto hereby irrevocably and unconditionally (a) submits to the jurisdiction of such state courts of Texas for any such action, suit or proceeding, (b) agrees not to commence any such action, suit or proceeding except in such state courts of Texas, (c) waives, and agrees not to plead or to make, any objection to the venue of any such action, suit or proceeding in such state courts of Texas, (d) waives, and agrees not to plead or to make, any claim that any such action, suit or proceeding brought in such state courts of Texas has been brought in an improper or otherwise inconvenient forum, (e) waives, and agrees not to plead or to make, any claim that such state courts of Texas lack personal jurisdiction over it, and (f) waives its right to remove any such action, suit or proceeding to the federal courts except when such courts are vested with sole and exclusive jurisdiction by statute. Continental and Holdings shall cooperate with each other in connection with any such action, suit or proceeding to obtain reliable assurances that confidential treatment will be accorded any information that either party shall reasonably deem to be confidential or proprietary. Each of the parties hereto further covenants and agrees that, until the expiration of all applicable statutes of limitations relating to potential claims under this Agreement, each such party shall maintain a duly appointed agent for the service of summonses and other legal process in the State of Texas.

         7.6 Notices. All Notices shall be in writing and shall be deemed given upon (a) a transmitter's confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery by a standard overnight courier the following Business Day or if delivered by hand the following Business Day), or
(b) confirmed delivery by a standard overnight courier or delivered by hand, to the parties at the following addresses:

if to Continental:

         Continental Airlines, Inc.
         1600 Smith Street, HQSCD
         Houston, Texas 77002
         Attention: Senior Vice President - Corporate Development
         Telecopy No.: (713) 324-3229

with a copy to:

         Continental Airlines, Inc.
         1600 Smith Street, HQSLG
         Houston, Texas 77002
         Attention: General Counsel
         Telecopy No.: (713) 324-5161

if to Holdings, to:

         ExpressJet Holdings, Inc.
         1600 Smith Street, HQSCE
         Houston, Texas 77002
         Attention: Chief Financial Officer
         Telecopy No.: (713) 324-4420

or to such other address as either party hereto may have furnished to the other party by a Notice in writing in accordance with this Section 7.6.

         7.7 Amendment and Modification. This Agreement may not be amended or modified in any respect except by a written agreement signed by both of the parties hereto.

         7.8 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon the parties hereto and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of either party with another Person, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

         7.9 Third Party Beneficiaries. The Indemnitees and their respective successors shall be third party beneficiaries of the indemnification provisions of Sections 4 and 6, as applicable, and shall be entitled to enforce those provisions and in connection with such enforcement shall be subject to Section
7.5 in each such case as fully and to the same extent as if they were parties to this Agreement. Except as provided in the previous sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (other than as provided in the previous sentence) shall be deemed a third party beneficiary under or by reason of this Agreement.

         7.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Agreement may be executed by facsimile signature.

         7.11 Waiver. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by the party against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by either party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

         7.12 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         7.13 Remedies. Except as otherwise provided herein, each of Continental and Holdings shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys' fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. Each of Continental and Holdings acknowledges and agrees that under certain circumstances the breach by Continental or any of its Affiliates or Holdings or any of its Affiliates of a term or provision of this Agreement will materially and irreparably harm the other party, that money damages will accordingly not be an adequate remedy for such breach and that the non-defaulting party, in its sole discretion and in addition to its rights under this Agreement and any other remedies it may have at law or in equity and notwithstanding Section 7.5, may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any breach of the provisions of this Agreement.

         7.14 Performance. Unless a higher standard of effort is otherwise required herein, each of the parties hereto shall use all commercially reasonable efforts to cause to be performed all actions, agreements and obligations set forth herein to be performed by any Affiliate of such party.

         7.15 References; Construction. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to "$" shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a "Section" or an "Exhibit" shall be deemed to refer to a section of this Agreement or an exhibit to this Agreement, as applicable. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, unless otherwise specifically provided, they shall be deemed to be followed by the words "without limitation." This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing the document to be drafted.

         IN WITNESS WHEREOF, the parties hereto have caused this Initial Public Offering and Distribution Agreement to be duly executed and delivered as of the date and year first written above.

                                       CONTINENTAL AIRLINES, INC.


                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------



                                       EXPRESSJET HOLDINGS, INC.


                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------